Exhibit 99.1

ImmuCell Announces Unaudited Financial Results for

the Quarter and Year Ended December 31, 2023

For Immediate Release

PORTLAND, Maine – February 27, 2024 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its unaudited financial results for the quarter and year ended December 31, 2023.

Management’s Discussion:

“Our unaudited, preliminary product sales for the fourth quarter of 2023 were first reported on January 8, 2024,” commented Michael F. Brigham, President and CEO of ImmuCell. “We have no changes to those figures.”

Total sales during the three-month period ended December 31, 2023 were 30% above the comparable period ended December 31, 2022. Total sales during the year ended December 31, 2023 were 6% less than the year ended December 31, 2022, primarily due to lower production output during the first ten months of the year caused by a slowdown in production necessary to remediate certain previously disclosed contamination events.

Finished goods produced increased steadily from approximately $3.3 million to $4 million and further to $5.3 million during the first, second and third quarters of 2023, respectively, but then dropped off slightly to $5.1 million during the fourth quarter of 2023. The Company is implementing and optimizing a multi-year investment to increase its production capacity and is increasing its production output after a slowdown that was necessary to remediate certain contamination events that occurred during the latter part of 2022 and into the first ten months of 2023.

The Company’s objective is to produce finished goods with an approximate sales value of $6 million or more per quarter, which would annualize to about 80% or more of its estimated full production capacity of approximately $30 million. Fourth quarter 2023 production was limited by lower output during the month of October, which was caused by a previously disclosed contamination event in September 2023. The Company achieved full production during the balance of the quarter. The output levels achieved during the months of November and December of 2023 annualize to approximately $26.8 million, which equates to an average quarterly production of approximately $6.7 million. The actual value of the Company’s production capacity varies based on biological and process yields, product format mix, selling price and other factors.

“The loss in sales and the lower than historically experienced gross margin that we incurred as the result of certain contamination events in our production process materially weakened our financial performance during 2023,” continued Mr. Brigham. “We emerge from the year with a stronger production process from the farms to the finished doses and enter 2024 with the goal of maintaining the production success that we achieved during the last two months of 2023.”

“In addition, we continue to work to achieve FDA approval to commercialize Re-Tain®, a novel alternative to traditional antibiotics to treat subclinical mastitis that is subject to FDA approval,” Mr. Brigham concluded. “We expect a response from the FDA to our third submission of the CMC Technical Section no later than May 2024.”

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Certain Financial Results:

●	Product sales increased by 30%, or $1.2 million, to $5.1 million during the three-month period ended December 31, 2023 compared to $3.9 million during the three-month period ended December 31, 2022.

●	Product sales decreased by 6%, or $1.1 million, to $17.5 million during the year ended December 31, 2023 compared to $18.6 million during the year ended December 31, 2022.

●	Gross margin earned was 25% of product sales during both of the three-month periods ended December 31, 2023 and 2022 and 22% and 41% of product sales during the years ended December 31, 2023 and 2022, respectively. The less than normal gross margin during 2023 was largely the result of product contamination events in the production processes that resulted in a slowdown in output and write-offs of scrapped inventory. Remediation measures have been implemented that are anticipated to mitigate or significantly reduce the risk of future contamination events.

●	Net loss was $1.1 million, or $0.15 per basic share, during the three-month period ended December 31, 2023 in comparison to net loss of $1.7 million, or $0.22 per basic share, during the three-month period ended December 31, 2022.

●	Net loss was $5.8 million, or $0.75 per basic share, during the year ended December 31, 2023 in comparison to net loss of $2.5 million, or $0.32 per basic share, during the year ended December 31, 2022.

●	EBITDA (a non-GAAP financial measure described on page 5 of this press release) improved to approximately ($311,000) during the three-month period ended December 31, 2023 in comparison to ($968,000) during the three-month period ended December 31, 2022. EBITDA of approximately ($2.6) million during the year ended December 31, 2023 is in contrast to EBITDA of $350,000 during the year ended December 31, 2022.

Balance Sheet Data as of December 31, 2023:

●	Cash and cash equivalents decreased to just under $1 million as of December 31, 2023 from $5.8 million as of December 31, 2022, with no draw outstanding on the available $1 million line of credit as of these dates.

●	Net working capital decreased to approximately $7.3 million as of December 31, 2023 from $10.9 million as of December 31, 2022.

●	Stockholders’ equity decreased to $25 million as of December 31, 2023 from $30.4 million as of December 31, 2022.

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Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release and the statements to be made in the related earnings conference call referenced herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; future demand for our products; the scope and timing of ongoing and future product development work and commercialization of our products; dairy producers’ level of interest in treating subclinical mastitis given the current economic and market conditions; the expected efficacy of new products; our ability to increase production output and reduce costs of goods sold per unit; the adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the effectiveness of our contamination remediation efforts; the likelihood, severity or impact of future contamination events; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield; future regulatory requirements relating to our products; future expense ratios and margins; the efficacy of our investments in our business; anticipated changes in our manufacturing capabilities and efficiencies; and any other statements that are not historical facts. These statements are intended to provide management’s current expectation of future events as of the date of this press release, are based on management’s estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain®), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs), uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, adverse impacts of supply chain disruptions on our operations and customer and supplier relationships, commercial and operational risks relating to our current and planned expansion of production capacity, and other risks and uncertainties detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended December 31,		During the Years Ended December 31,
(In thousands, except per share amounts)	2023	2022	2023	2022

Product sales	$5,096	$3,911	$17,472	$18,568
Costs of goods sold	3,838	2,919	13,603	10,919
Gross margin	1,258	992	3,869	7,649

Product development expenses	1,066	1,049	4,395	4,494
Sales, marketing and administrative expenses	1,195	1,576	5,222	5,454
Operating expenses	2,261	2,625	9,617	9,948

NET OPERATING LOSS	(1,003)	(1,633)	(5,748)	(2,299)

Other expenses, net	135	33	22	187

LOSS BEFORE INCOME TAXES	(1,138)	(1,666)	(5,770)	(2,486)

Income tax expense	2	2	5	8

NET LOSS	$(1,140)	$(1,668)	$(5,775)	$(2,494)

Basic weighted average common shares outstanding	7,750	7,747	7,748	7,745
Basic net loss per share	$(0.15)	$(0.22)	$(0.75)	$(0.32)

Diluted weighted average common shares outstanding	7,750	7,747	7,748	7,745
Diluted net loss per share	$(0.15)	$(0.22)	$(0.75)	$(0.32)

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Selected Balance Sheet Data (In thousands) (Unaudited)

	As of December 31, 2023	As of December 31, 2022
Cash and cash equivalents	$979	$5,792
Net working capital	7,272	10,923
Total assets	43,808	44,861
Stockholders’ equity	$24,993	$30,380

Non-GAAP Financial Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding these certain charges that are not uses of cash from our reported loss before income taxes. We calculate EBITDA as described in the following table:

	During the Three-Month Periods Ended December 31,		During the Years Ended December 31,
(In thousands)	2023	2022	2023	2022

Loss before income taxes	$(1,138)	$(1,666)	$(5,770)	$(2,486)
Interest expense (excluding debt issuance and debt discount costs)	142	92	453	341
Depreciation	670	599	2,698	2,468
Amortization	15	7	42	27
EBITDA	$(311)	$(968)	$(2,577)	$350

EBITDA included stock-based compensation expense of approximately $101,000 and $65,000 during the three-month periods ended December 31, 2023 and 2022, respectively, and $369,000 and $266,000 during the years ended December 31, 2023 and 2022, respectively, which is a non-cash expense that management adds back to EBITDA when assessing its cash flows. Cash payments to satisfy debt repayment obligations or to make capital expenditure investments are other uses of cash that are not included in the calculation of EBITDA, which management considers when assessing its cash flows.

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Conference Call:

The Company has scheduled a conference call on Wednesday, February 28, 2024 at 9:00 AM ET to discuss the full unaudited financial results for the quarter and year ended December 31, 2023. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international).  A teleconference replay of the call will be available until March 6, 2024 at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing replay access code #2442952.

Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company.

About ImmuCell:

ImmuCell Corporation's (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves, and is in the late stages of developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows with a no milk discard claim that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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